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Pricing Supplement dated December 11, 2001                       Rule 424(b)(3)
(To Prospectus dated August 23, 2001 and                     File No. 333-66598
Prospectus Supplement dated August 24, 2001)

                      TOYOTA MOTOR CREDIT CORPORATION

                     Medium-Term Note - Floating Rate
_______________________________________________________________________________

Principal Amount: $100,000,000           Trade Date: December 11, 2001
Issue Price: 100%                        Original Issue Date: December 14, 2001
Initial Interest Rate:  See "Additional  Net Proceeds to Issuer: $99,990,000
      Terms of the Notes - Interest"     Principal's Discount
Interest Payment Period: Quarterly         or Commission: 0.01%
Stated Maturity Date: December 16, 2002
_______________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note         [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note               (Fixed Rate Commencement
            (Fixed Interest Rate):                  Date):
     [ ]  Other Floating Rate Note                 (Fixed Interest Rate):
            (see attached)
     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
             [ ]  Eleventh District Cost of Funds Rate  [ ]  Federal Funds Rate
             [ ]  LIBOR     [X]  Treasury Rate        [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [ ]  Telerate Page: 3750

     Initial Interest Reset Date: See "Additional Spread (+/-): +0.28%
       Terms of the Notes"
     Interest Rate Reset Period: Weekly           Spread Multiplier:  N/A
     Interest Reset Dates: See "Additional        Maximum Interest Rate: N/A
       Terms of the Notes"
     Interest Payment Dates: March 16, 2002,      Minimum Interest Rate: N/A
      June 16, 2002, September 16, 2002 and       Index Maturity: 3 months
      December 16, 2002                           Index Currency:  U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from                    to
  [X]  Actual/Actual for the period from December 14, 2001 to December 16, 2002
  [ ]  Other (see attached)                        to

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]  The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date: N/A
       Initial Redemption Percentage:    N/A
       Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Repayment Price:    %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                          ___________________________
                       Morgan Stanley & Co. Incorporated

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                         ADDITIONAL TERMS OF THE NOTES

Further Authorizations
          On November 30, 2001, in supplement to the $1,410,700,000 aggregate principal amount(or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of August 24, 2001, TMCC authorized the offer and issuance from time to time of an additional $1,000,000,000 aggregate principal amount of its Medium-Term Notes. Accordingly, notwithstanding anything to the contrary in the Prospectus Supplement dated August 24, 2001 (the "Prospectus Supplement"), the aggregate principal balance of Medium-Term Notes issued prior to the Prospectus Supplement plus those which may be offered from time to time from and after the date of the Prospectus Supplement may equal up to $15,320,000,000 (except that with respect to Medium-Term Notes sold at a discount to face, the initial offering price will be used, and with respect to Medium-Term Notes issued at a premium to face, the face amount shall be used).

Interest
          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the sum of (i) the Treasury Rate having an Index Maturity of three months as determined on the December 10, 2001 auction(or if no auction is held that day, the immediately preceding auction), as such rate is displayed under the caption "INVESTMENT RATE" on the display on Moneyline Telerate Page 56, plus (ii)0.28%.

          The Interest Reset Date (including the Initial Interest Reset Date) shall be on the Wednesday of each week (except as otherwise specified in the Prospectus Supplement dated August 24, 2001).


Plan of Distribution
               Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, and Amendment No. 2 thereto, dated August 24, 2001 (as amended, the "Agreement"), Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. Morgan Stanley may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Morgan Stanley.

          Under the terms and conditions of the Agreement, Morgan Stanley is committed to take and pay for all of the Notes offered hereby if any are taken.